Exhibit 10-n.1

SIXTH AMENDMENT TO COMMERCIAL LEASE
[CarrAmerica Realty, L.P./Advanta Bank Corp.]

     THIS SIXTH AMENDMENT (this “Amendment”) is entered into as of the 6th day of December, 2004, between CARRAMERICA REALTY, L.P., a Delaware limited partnership (“Landlord”), whose address is 1850 K Street, N.W., Suite 500, Washington, D.C. 20006, and ADVANTA BANK CORP., a Utah corporation, formerly known as Advanta Financial Corp. (“Tenant”), whose address is 11850 South Election Road, Draper, Utah 84020. (Landlord and Tenant are referred to in this Amendment collectively as the “Parties.”)

     FOR THE SUM OF TEN DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

     1. Definitions. As used in this Amendment, each of the following terms shall have the indicated meaning, and any capitalized term that is used but not defined in this Amendment shall have the meaning set forth in the Lease (as defined below in this Paragraph 1):

     1.1. “Additional Space” means the additional space located on the second floor of the Building being added to the Existing Space by this Amendment, shown on the attached Exhibit A, consisting of approximately 5,093 rentable square feet.

     1.2. “Delivered” means, with respect to any Additional Space, the earlier of either of the following: (a) the date on which such Additional Space is delivered by Landlord to Tenant with Substantial Completion of the tenant improvements described in Paragraph 7 of this Amendment; or (b) the date on which Tenant first conducts business in such Additional Space.

     1.3. “Existing Space” means the space covered by the Lease prior to this Amendment.

     1.4. “Expansion Date(s)” means the date(s) on which all or any portion of the Additional Space is Delivered, which is anticipated to occur on or about December 15, 2004 for the portion of the Additional Space located on the eastern side of the Building, consisting of approximately 2,579 rentable square feet, and January 15, 2005 for the portion of the Additional Space located on the western side of the Building, consisting of approximately 2,514 rentable square feet.

     1.5. “Lease” means the Commercial Lease, dated September 28, 1995, as previously amended by the First Amendment to Lease, dated February 13, 1996, the Second Amendment to Lease (the “Second Amendment”), dated May 20, 1996, the Third Amendment to Commercial Lease, dated October 27, 2000, the Fourth Amendment to Commercial Lease, dated May 3, 2001, and the Fifth Amendment to Commercial Lease, dated February 28, 2002, all entered into between Landlord or its predecessor in interest, Draper Park North, L.C., a Utah limited liability company, as landlord, and Tenant, as tenant.

     2. Purpose. The Parties desire to (a) expand the Existing Space to add the Additional Space, (b) extend the term of the Lease, and (c) provide to Tenant additional options to extend the term of the Lease, all in accordance with the terms and conditions of this Amendment.

     3. Term. The Lease term shall expire on April 30, 2010, unless extended in accordance with Paragraph 9 of this Amendment or sooner terminated in accordance with the Lease, as amended by this Amendment. Article 2(b) of the Lease shall have no further force or effect.

     4. Premises. As of the Expansion Date(s), the Additional Space then being Delivered shall be added to the Existing Space, and on and after the date on which all of the Additional Space is Delivered to Tenant, the “Premises” shall mean and consist of approximately 56,360 rentable square feet in the aggregate, as shown on the table attached as Exhibit B.

     5. Base Rent.

     5.1. For the period expiring on April 30, 2005, the Base Rent for the Existing Space shall be as set forth in the Lease, without reference to this Amendment.

     5.2. For the three (3) month period after any Additional Space is Delivered, no Base Rent shall be payable by Tenant to Landlord for such Additional Space. On the first day of the first month following such three (3) month period, and on the first day of any month thereafter (if any) prior to May 1, 2005, Tenant shall pay to Landlord Base Rent on such Additional Space at the rate of $15.95 per rentable square foot of such Additional Space for the period commencing on the day after the expiration of such three (3) month period and expiring on April 30, 2005.

     5.3. On and after May 1, 2005, the Base Rent payable under the Lease (as amended by this Amendment) for the Premises shall be as follows:

Dates	Annual Rent	Monthly Rent	Annual Rent Per RSF
5-01-05 to 4-30-06	$898,941.96	$74,911.83	$15.95
5-01-06 to 4-30-07	$925,994.76	$77,166.23	$16.43
5-01-07 to 4-30-08	$953,611.20	$79,467.60	$16.92
5-01-08 to 4-30-09	$982,354.80	$81,862.90	$17.43
5-01-09 to 4-30-10	$1,011,662.04	$84,305.17	$17.95

     6. Operating Expenses. With respect to (i) the Existing Space for the period on and after May 1, 2005, and (ii) the Additional Space:

          6.1. The Base Year shall be calendar year 2004, subject to adjustment to a level of 95% occupancy as set forth in Article 7(b)(i) of the Lease.

          6.2. Article 7(b)(iv) of the Lease and all references to the Cap in the Lease are deleted and shall have no further force or effect. However, with respect to (i) the Existing Space for the period on and after May 1, 2005, and (ii) the Additional Space, the following shall be applicable to the Operating Expenses Escalation payable by Tenant under the Lease:

               (a) The Operating Expenses Escalation for Controllable Operating Expenses (defined below) applicable to calendar year 2005 shall be the lesser of (i) Tenant’s Prorata Share of Controllable Operating Expenses for calendar year 2005, less Tenant’s Prorata Share of Controllable Operating Expenses for calendar year 2004, or (ii) the sum of Tenant’s Prorata Share of Controllable Operating Expenses for calendar year 2004, plus five percent (5%) (such sum is the initial “Cap Amount”), less Tenant’s Prorata Share of Controllable Operating Expenses for calendar year 2004; provided, however, that Tenant’s Prorata Share of Controllable Operating Expenses for calendar year 2004 shall be adjusted by Landlord to the amount that Landlord reasonably believes it would have been if ninety-five percent (95%) of the rentable area of the Building had been occupied.

               (b) The Operating Expenses Escalation for Controllable Operating Expenses applicable to each calendar year thereafter shall be the lesser of (i) Tenant’s Prorata Share of Controllable Operating Expenses for the applicable calendar year, less Tenant’s Prorata Share of Controllable Operating Expenses for calendar year 2004, or (ii) the sum of the Cap Amount for the immediately preceding calendar year, plus five percent (5%), less Tenant’s Prorata Share of Controllable Operating Expenses for calendar year 2004.

               (c) “Controllable Operating Expenses” means all Operating Expenses other than those costs that are not within the control of Landlord. Those costs that are not within the control of Landlord include, without limitation, insurance, electricity and other utilities and janitorial expenses. There is no cap on Operating Expenses other than Controllable Operating Expenses, or on Real Estate Taxes.

               (d) Assume, for example, Tenant’s Prorata Share of Controllable Operating Expenses for calendar year 2004 is $100.00. In calendar year 2005, the Operating Expenses Escalation for Controllable Operating Expenses would be the lesser of (i) Tenant’s Prorata Share of Controllable Operating Expenses for calendar year 2005, less $100.00, or (ii) $5.00 ($100.00 plus five percent (5%), less $100.00). In calendar year 2006, the Operating Expenses Escalation for Controllable Operating Expenses would be the lesser of (i) Tenant’s Prorata Share of Controllable Operating Expenses for calendar year 2006, less $100.00, or (ii) $10.25 ($105.00 plus five percent (5%), less $100.00), and so on.

               (e) All calculations made under this Paragraph 6.2 shall take into account, and be adjusted for, any partial calendar year periods, and any periods in which there is a difference in the number of rentable square feet comprising the Premises.

          6.3. The exclusion of electric and gas expenses from Operating Expenses is deleted, meaning that electric and gas expenses shall be included in Operating Expenses.

          6.4. Tenant may be billed separately for, and if billed shall pay to Landlord within thirty (30) days after receipt of an itemized invoice therefor, the actual cost of any utilities used during any period other than Monday through Friday from 8:00 a.m. to 6:00 p.m., as such cost is reasonably estimated and determined by Landlord.

     7. Tenant Improvements—Additional Space. Landlord shall, as soon as reasonably practicable, at its sole cost and expense, improve the Additional Space by demising, constructing, wiring, painting and carpeting or tiling, as appropriate, in accordance with the space plan attached as Exhibit C, using the Building standard materials described on Exhibit C.1.

     8. Parking Stalls. Pursuant to Article 1(d) of the Lease, commencing on the Expansion Date(s), Landlord shall provide Tenant with six additional non-reserved parking stalls per 1,000 rentable square feet of the Additional Space Delivered in the parking lots adjacent to the Building. When all of the Additional Space has been Delivered, Landlord shall provide Tenant with a total of 327 non-reserved parking stalls and 11 reserved parking stalls in the parking lots adjacent to the Building.

     9. Options to Extend. Subject to the balance of this Paragraph 9, Tenant may, at its option, extend the term of the Lease for the entire Premises for three (3) periods of two (2) years each (each, an “Extension Term”) upon the same terms contained in the Lease (other than tenant improvements made previously by Landlord), except for the amount of Base Rent payable during each Extension Term. Tenant shall have no additional extension options, unless otherwise agreed by the Parties in a written agreement entered into by the Parties after the date of this Amendment.

          9.1. The Base Rent during each Extension Term shall be the greater of (a) the Base Rent applicable to the last day of the term of the Lease prior to the applicable Extension Term, or (b) the then-prevailing market rate for a comparable term commencing on the first day of the Extension Term for tenants of comparable size and creditworthiness for comparable space in the Building and other first-class office buildings in the vicinity of the Building as reasonably determined by Landlord.

          9.2. To exercise its option, Tenant must deliver an initial non-binding notice to Landlord not less than nine (9) months prior to the proposed commencement of the applicable Extension Term. At some point between ten (10) and eight (8) months prior to the proposed commencement of the applicable Extension Term, Landlord shall calculate and inform Tenant of the Base Rent for the Premises. Such calculation shall be final and shall not be recalculated at the actual commencement of the Extension Term, if any. Tenant shall give Landlord final binding notice of intent to exercise its option to extend within fifteen (15) days after receiving Landlord’s calculation of Base Rent. If Tenant fails to give either its initial non-binding notice or its final binding notice timely, Tenant will be deemed to have waived that option (and any other option) to extend.

          9.3. Tenant’s option to extend the Lease is subject to the conditions that: (a) on the date that Tenant delivers its final binding notice exercising its option to extend, Tenant is not in default under the Lease beyond the expiration of any applicable notice and cure periods; and (b) Tenant shall not have assigned the Lease or sublet any portion of the Premises under a sublease which is in effect at any time during the final twelve (12) months prior to the applicable Extension Term, but excluding any assignment or sublease to an affiliate of Tenant. As used in the immediately preceding sentence, “affiliate” means an entity that controls, is controlled by, or is under common control with, Tenant, where “control” is the holding of fifty percent (50%) or more of the outstanding voting interests.

     10. Tenant Improvements—Existing Space. With respect to the Existing Space, Landlord shall:

          10.1. repaint the first floor;

          10.2. pay Tenant for the actual, reasonable costs paid or incurred by Tenant in replacing the carpeting on the first floor of the Building with carpet tiles, such payment (a) to be made by Landlord to Tenant within ten (10) days after receipt by Landlord of third-party invoices for completed work, and (b) not to exceed One Hundred Five Thousand Dollars ($105,000);

          10.3. replace the doors at both ends of the restroom corridor located on the first floor of the Building;

          10.4. install protective bollards near the electricity transformer and emergency generator located outside of the Building near its Southwest corner;

          10.5. separate the HVAC system for the mailroom/receiving area;

          10.6. increase the illumination of certain areas outside the Building and in the parking lot as may be determined by Landlord; provided, however, that by undertaking to increase such illumination, Landlord is not in any way undertaking or assuming any additional obligation (including, without limitation, any additional obligation with respect to security or safety) with respect to Tenant, Tenant’s employees or any other person; and

          10.7. pay Tenant for the actual, reasonable costs paid or incurred by Tenant in enhancing its security, such payment (a) to be made by Landlord to Tenant within ten (10) days after receipt by Landlord of third-party invoices for completed work, and (b) not to exceed Three Thousand Dollars ($3,000).

     11. Security Station. On or before January 15, 2005, Tenant shall, at its sole cost and expense, and in accordance with all applicable provisions of the Lease including, without limitation, Article 8 of the Lease, and after obtaining Landlord’s prior written approval of the drawings for such work, relocate its existing security station (currently located in the lobby of the Building) to a space within the Existing Space adjoining the front door vestibule, with a window in the wall of the vestibule.

     12. Right of First Refusal. The Parties confirm that the “Right of First Refusal” described in Paragraph 2 of the Second Amendment remains in full force and effect in accordance with its terms.

     13. General Provisions. In the event of any conflict between the provisions of the Lease and the provisions of this Amendment, the provisions of this Amendment shall control. As modified by this Amendment, the Lease and all of Tenant’s obligations under the Lease are ratified and affirmed in their entirety. This Amendment shall inure to the benefit of, and be binding on, the Parties and their respective successors and assigns. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws (excluding the choice of laws rules) of the state of Utah. This Amendment may be executed in any number of duplicate originals or counterparts, each of which when so executed shall constitute in the aggregate but one and the same document. Each individual executing this Amendment represents and warrants that such individual has been duly authorized to execute and deliver this Amendment in the capacity and for the entity set forth where such individual signs. Each exhibit referred to in, and attached to, this Amendment is an integral part of this Amendment and is incorporated in this Amendment by this reference.

     THE PARTIES have executed this Amendment on the respective dates set forth below, to be effective as of the date first set forth above.

LANDLORD:

CARRAMERICA REALTY, L.P.,
a Delaware limited partnership,
by its general partner:

CARRAMERICA REALTY GP HOLDINGS, LLC,
a Delaware limited liability company,
by its sole member:

CARRAMERICA REALTY OPERATING
PARTNERSHIP, L.P.,
a Delaware limited partnership,
by its general partner:

CARRAMERICA REALTY CORPORATION,
a Maryland corporation

By	/s/

Its	VP

Date	12-21-04

TENANT:

ADVANTA BANK CORP.

By	/s/ John F. Moore

Its	President

Date	12/13/04

EXHIBIT A

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SIXTH AMENDMENT TO COMMERCIAL LEASE

ADDITIONAL SPACE

     The Additional Space referred to in the foregoing instrument is shown on the attachment, consisting of one page.

EXHIBIT B

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SIXTH AMENDMENT TO COMMERCIAL LEASE

BOMA TABLE

     The table showing the total rentable square footage of the Premises referred to in the foregoing instrument is attached and consists of one page.

EXHIBIT C

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SIXTH AMENDMENT TO COMMERCIAL LEASE

SPACE PLAN

     The space plan referred to in the foregoing instrument is attached and consists of one page.

EXHIBIT C.1

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SIXTH AMENDMENT TO COMMERCIAL LEASE

BUILDING STANDARD MATERIALS

     The Building standard materials referred to in the foregoing instrument are described as follows:

1.	Standard interior office partitions will be as shown on the foregoing space plan. New walls will be floor to underside of ceiling walls, consisting of 3-5/8” metal studs, 24” o.c. max with staggered bracing 8’ o.c. max, 1 layer of 5/8” standard gypsum board on each side and mud set J bead on top of wall.

2.	Existing and new demising walls are floor to underside of deck, consisting of 3-5/8” metal studs, 16” o.c., 1 layer of 5/8” standard gypsum board on each side, painted with smooth finish and eggshell paint.

3.	Floor finishes consist of Bigelow “No Limits”, or Bigelow “No Barriers” (or equivalent) carpet in office areas and exercise room with 4” rubber base. Existing VCT in “File Room/Check Printing Room” will remain as is. Shower/Locker room floor finishes shall consist of 2” x 2” ceramic tile flooring.

4.	Existing ceilings consist of a 1” nominal, low gloss white finish, intermediate duty grid system with “2’ x 2’ x 5/8” tiles. Existing ceiling will be patched as necessary where new walls are constructed. Ceiling tiles will be reused where possible.

5.	Existing doors, frames and hardware consist of: 3’ x 7’ solid core stain grade oak veneer, as manufactured by Weyerhaeuser or equal, field finished to match the existing base building doors. Locksets shall match existing. All frames are 26 ga. hollow metal, knock down, steel frames, painted to match building standard. All locks shall be keyed to base building master key system with matching keyway and all doors shall have 2 pair of hinges and a wall or floor bumper as appropriate.

6.	Wall finishes: All new drywall surfaces shall be painted, with two coats to cover, in color to match existing. Existing drywall surfaces will be touched up as necessary.

7.	Window coverings are limited to existing blinds.

8.	Specialties are limited to lockers, mirrors, and benches in men’s and women’s shower/locker rooms. Lockers shall be double tier steel lockers with a maximum of 24 openings per locker room. Benches shall be 1 1/4” hardwood mounted on two steel pedestals. Mirror shall be unframed wall mounted 24” x 48” max at the rate of one per locker/shower room.

9.	Sprinkler system work is limited to reworking the base building sprinkler layout to meet NFPA 13 requirements for the attached layout. Existing sprinkler heads will be re-used. Shifting or adding heads for aesthetic reasons is specifically excluded.

10.	HVAC consists of existing rooftop units with existing programmable thermostats, and an exhaust fan to serve exercise and locker/shower rooms. Any supplemental HVAC for server room, telephone room, exercise room, or other equipment rooms, if necessary, will be supplied and maintained by Tenant.

11.	Lighting provisions include utilization of existing 2’ x 2’ parabolic, 3” deep 18 cell, 277-volt, 3-lamp fixtures with electronic ballasts. All offices, conference and individual rooms shall have individual wall switches and open office areas shall have ganged lighting switches. Shower stalls shall each have one wet location suitable can light.

12.	Fire alarm system, emergency lighting, and exit signs shall be provided in accordance with applicable codes.

13.	Telephone and data provisions are limited to existing boxes and cabling. Termination devices and any additional cabling shall be provided and connected by Tenant.

14.	Electrical convenience outlets are existing. New walls will receive convenience outlets at the rate of one per 10 feet.

15.	Shower stalls shall be provided at the rate of 3 per shower/locker room. Stalls shall consist of 4 1/4” x 4 1/4” Daltile Bright Glaze or Matte Series Price Group One (or equivalent) wall tiles and 2x2 Daltile Keystone Price Group One (or equivalent) floor tiles. Wall tiles will be provided in shower stalls only. All other locker room walls shall be painted drywall. Floor tiles shall cover the entire floor of the locker room. One shower stall in each shower/locker room shall have an ADA bench and showerhead installed.

CONSENT AND CONFIRMATION OF GUARANTOR

     THE UNDERSIGNED, ADVANTA CORP., a Delaware corporation, the guarantor of the Lease identified in the foregoing Sixth Amendment to Commercial Lease, (i) consents to such amendment, (ii) agrees that the undersigned’s guaranty of the Lease is in full force and effect and will continue to apply to the Lease, as amended by the foregoing amendment, or as otherwise amended on or after the date of this instrument, and (iii) agrees that the undersigned has no defenses to the enforcement of such guaranty, which is and shall continue to be enforceable in accordance with its terms.

     DATED: December 13, 2004

ADVANTA CORP.

By	/s/ Marcia M. Wilf

Its	Vice President

Date	12/13/04